Exhibit 5.1

212-373-3000

212-757-3990

February 14, 2023

TeraWulf Inc.
9 Federal Street
Easton, Maryland 21601

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to TeraWulf Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Securities Act of the resale by the selling stockholders named therein (the “Selling Stockholders”) of up to 23,392,638 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), consisting of (i) 7,481,747 Shares, which are issuable upon exercise of the warrants held by certain Selling Stockholders pursuant to the terms of the Subscription Agreements and the Warrant Agreement, each dated as of October 6, 2022, by and among the Company and certain persons listed therein (each as may be amended, modified or supplemented from time to time, the “October Subscription Agreements” and the “October Warrant Agreement”, respectively), (ii) 7,481,747 Shares, which are issuable pursuant to the terms of the October Subscription Agreements, (iii) 2,667,678 Shares, which are issuable upon exercise of certain warrants issued to the Company’s lenders pursuant to the terms of the Amended and Restated Lender Warrant Agreement, dated as of October 7, 2022, by and among the Company and certain persons listed therein (the “A&R Lender Warrant Agreement”), (iv) 1,386,466 Shares, which are issuable pursuant to the terms of the Subscription Agreements, each dated as of February 1, 2023, by and among the Company and certain persons listed therein (each as may be amended, modified or supplemented from time to time, the “February Subscription Agreements”) and (v) 4,375,000 Shares, which are issuable upon exercise of the warrants held by certain Selling Stockholders pursuant to the terms of the Subscription Agreements and the Warrant Agreement, each dated as of December 12, 2022, by and among the Company and certain persons listed therein (each as may be amended, modified or supplemented from time to time, the “December Subscription Agreements” and together with the October Subscription Agreements and the February Subscription Agreements, the “Subscription Agreements”; and the “December Warrant Agreement” and together with the October Warrant Agreement and the A&R Lender Warrant Agreement, the “Warrant Agreements”).

The Shares are being registered for offering and sale from time to time as provided by Rule 415 under the Securities Act. In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	The Registration Statement;
2.	The Warrant Agreements; and
3.	The Subscription Agreements.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the second amended and restated certificate of incorporation of the Company and a copy of the second amended and restated bylaws of the Company, each certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company relating to the registration of the Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinion expressed below. We have also relied upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and the Shares either are validly issued, fully paid and non-assessable or, when issued and delivered in accordance with the terms of the

Subscription Agreements and the Warrant Agreements, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect. We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP